EXHIBIT 10.14

ONCTERNAL THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This program has been updated to reflect the Company’s one-for-twenty reverse stock split effected by the Company on January 8, 2024.

Non-employee members of the board of directors (the “Board”) of Oncternal Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”) effective from and after March 18, 2021 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $35,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. Each Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service. Each Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $8,000 for such service. Each Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $4,000 for such service.

(v) Science & Technology Committee. Each Non-Employee Director serving as a member of the Science & Technology Committee shall receive an additional annual retainer of $8,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan. For the avoidance of doubt, the share numbers in this Section 2 shall be subject to adjustment as provided in the Equity Plan.

(a) Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board following the Effective Date shall be automatically granted an option to purchase 2,500 shares of the Company’s common stock, on the date of such initial election or appointment. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one (1) Initial Award.

(b) Subsequent Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted an option to purchase 1,250 shares of the Company’s common stock, or with respect to the Non-Employee Director serving as Chairperson of the Board, an option to purchase 1,875 shares of the Company's common stock, on the date of such annual meeting. The awards described in this Section 2(c) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well. In the event a Non-Employee Director has not been serving as a member of the Board for twelve (12) months as of the date of any Subsequent Award, the Board may determine to prorate the Subsequent Award to such Non-Employee Director to reflect the number of months served since such initial election through the date of the Subsequent Award.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(c) above.

(d) Terms of Awards Granted to Non-Employee Directors

(i) Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. One thirty-sixth of each Initial Award shall vest and become exercisable in substantially equal installments on each monthly anniversary of the date of grant, so that the options subject to each such type of award shall be fully vested on the three-year anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. One-twelfth of each Subsequent Award shall vest and/or become exercisable in substantially equal installments on each monthly anniversary of the date of grant, so that each Subsequent Award options shall be fully vested on the one-year anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Unless otherwise determined by the Board, no portion of an Initial Award or Subsequent Award which is unvested and/or exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan).

(iii) Term. The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted. Upon a Non-Employee Director’s cessation of service on the Board for any reason, his or her options to purchase shares of the Company’s common stock granted under this Program shall remain exercisable for twelve (12) months following the cessation of his or her service on the Board (or such longer period as the Board may determine in its discretion on or after the date of grant of such stock options).